EXHIBIT 99.1

Emclaire Financial Corp. Reports Increased Third Quarter and Year to Date 2010 Earnings

EMLENTON, Pa., Oct. 28, 2010 (GLOBE NEWSWIRE) -- Emclaire Financial Corp. (Nasdaq:EMCF), the parent company of The Farmers National Bank of Emlenton, reported consolidated net income available to common shareholders of $863,000 or $0.59 per common share for the three months ended September 30, 2010, compared to a net loss of ($108,000) or ($0.08) per common share for the same quarter in the prior year.

Net income available to common shareholders was $2.2 million or $1.52 per common share for the nine months ended September 30, 2010, compared to $773,000 or $0.54 per common share for the nine months ended September 30, 2009. The Corporation realized an annualized return on average common equity of 9.43% for the current nine months ended September 30, 2010, compared to 3.62% for the same period in 2009.

During the nine month period ended September 30, 2010, total assets increased $10.0 million or 2.1% to $477.6 million at September 30, 2010 from $467.5 million at December 31, 2009. This asset growth was driven by an increase in securities of $24.3 million or 23.1%, funded by an increase in customer deposits of $18.3 million or 4.8% and a decrease in cash and equivalents of $18.6 million or 47.6%, partially offset by a decrease in borrowed funds of $10.0 million or 25.0%, due to the prepayment of certain long-term borrowings.

Stockholders' equity increased $3.5 million to $40.6 million at September 30, 2010 compared to $37.0 million at December 31, 2009. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at 8.5% of total assets. Book value and tangible book value per common share amounted to $22.67 and $18.69, respectively, at September 30, 2010. Tangible book value per share increased $2.37 per common share or 14.5% to $18.69 per share at September 30, 2010 from $16.32 per share at December 31, 2009.

"In addition to the sound financial performance and customer deposit growth experienced during the first nine months of 2010, we have seen the full impact from the successful integration of the Titusville office acquired last year and have achieved better than expected penetration in that market," said Chairman, President and CEO, William C. Marsh. "This growth, balance sheet management and performance, coupled with our traditionally sound asset quality, have positioned the Corporation and the Bank for continued positive performance in a difficult environment. As a new chapter in the banking industry begins, Farmers National Bank will continue executing its time-tested business model of gathering deposits and providing loans in the communities we serve."

FINANCIAL HIGHLIGHTS FOR THE QUARTER AND YEAR TO DATE PERIODS

  Net income available to common shareholders increased $971,000 and $1.4 million for the quarter and nine month periods ended September 30, 2010, respectively, as compared to the same periods in the prior year. The Corporation's basic earnings per common share were $0.59 and $1.52, respectively, during the 2010 periods.
  Net interest income improved 16.1% and 17.7% for the quarter and nine month periods ended September 30, 2010, respectively, compared to the same periods in the prior year as the Corporation experienced sound loan and securities portfolio growth.
  Commissions on financial services increased $137,000 and $215,000 for the quarter and nine month periods ended September 30, 2010, as the Corporation added two financial service representatives during 2010.
  Assets increased $10.0 million or 2.1% to $477.6 million at September 30, 2010 from $467.5 million at December 31, 2009 as the Corporation's security and loan portfolios experienced solid growth.
  Customer deposits grew $18.3 million or 4.8% to $403.7 million at September 30, 2010 from $385.3 million at December 31, 2009.
  During the quarter and nine month periods ended September 30, 2010, the Corporation practiced prudent balance sheet management by repaying $10.0 million of long-term borrowed funds to improve capital ratios and net interest margin.
  The Corporation maintains strong asset quality with nonperforming assets of $3.5 million or 0.72% of totals assets.

Net income increased $971,000 and $1.4 million for the quarter and nine months ended September 30, 2010, respectively, compared to the same periods in 2009, primarily due to increases in net interest income and noninterest income and a decrease in the provision for loan losses, partially offset by increases in noninterest expense and the provision for income taxes.

Net interest income increased $524,000 and $1.6 million for the quarter and nine months ended September 30, 2010, respectively, compared to the same periods in 2009, due to an increase in interest earned on loans receivable and securities for both the quarterly and year to date periods, as the Corporation experienced solid balance sheet growth in each of the respective portfolios. This growth resulted from the third quarter 2009 purchase of the Titusville banking office from PNC (formerly National City), the Corporation's continued commitment to business development efforts and a focus on organic growth in existing banking offices. Further contributing to the increase in net interest income, interest expense on deposits decreased by $99,000 and $227,000 for the quarter and nine month periods ended September 30, 2010, respectively, compared to the same periods in 2009, as a result of the continued low national interest rate environment.

Noninterest income increased $1.5 million and $1.8 million for the quarter and nine months ended September 30, 2010, respectively, compared to the same periods in 2009, primarily due to the Corporation realizing gains on the sale of securities totaling $629,000 and $1.0 million during the quarter and nine months ended September 30, 2010, respectively.  As part of the continued focus on balance sheet and capital management, the Bank elected to sell securities in the third quarter of 2010 and utilized the proceeds to prepay $10.0 million of Federal Home Loan Bank (FHLB) long-term borrowings and reinvest the proceeds in securities with similar interest rate yields and terms. The gains realized from the sale of securities were used to offset penalties assessed on the prepayment of the borrowings. Conversely, during the same periods in the prior year, the Corporation recorded other-than-temporary impairment (OTTI) charges of $897,000 related to three investment holdings in community bank stocks. Partially offsetting the impairment charges, the Corporation realized gains on the sale of U.S. agency and mortgage-backed securities totaling $206,000 and $440,000 for the quarter and nine months ended September 30, 2009, respectively.

Noninterest income was further enhanced as income relating to the Corporation's financial services division increased $137,000 and $215,000, respectively, for the quarter and nine months ended September 30, 2010, compared to the same periods in the prior year. This increase resulted from the expansion of the Corporation's team of financial service representatives from one representative in 2009 to three in 2010.

The provision for loan losses decreased $127,000 and $612,000 for the quarter and nine months ended September 30, 2010, respectively, compared to the same periods in 2009. The Corporation continues to maintain sound asset quality as delinquencies and foreclosures continue to decrease and remain well below the levels of national and peer averages. At September 30, 2010, delinquent loans totaled $4.5 million, compared to $7.7 million at December 31, 2009. Total nonperforming assets were $3.5 million or 0.72% of total assets at September 30, 2010, compared to $3.0 million or 0.56% of total assets at December 31, 2009. The increase in nonperforming assets was primarily due to the addition of an $811,000 commercial real estate loan to nonaccrual status.

Noninterest expense increased $649,000 and $2.0 million for the 2010 periods, respectively, compared to the same periods in 2009, due to increased compensation, premises and other noninterest costs associated with the Titusville office, normal compensation increases, increased compensation expense due to the reinstatement of the previously suspended incentive programs, and prepayment fees of $557,000 incurred during the quarter ended September 30, 2010 related to the aforementioned repayment of FHLB long-term borrowings. Also contributing to the increase, intangible amortization totaled $141,000 and $445,000 for the 2010 respective periods, compared to $51,000 for the quarter and nine months ended September 30, 2009. Partially offsetting the increase in noninterest expense, professional fees decreased by $165,000 and $320,000 for the 2010 periods, respectively, compared to the same periods in 2009, as the Corporation recorded $376,000 of professional fees during the nine months ended September 30, 2009 associated with the purchase of the Titusville office.

The increase in provision for income taxes in both 2010 periods was due to higher pre-tax income and an increase in the estimated effective tax rate for 2010. The higher effective tax rate resulted from a decreased portion of pre-tax income having been generated from tax-exempt investment securities and loans.

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating thirteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF". For more information, visit the Corporation's website at www.emclairefinancial.com.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe", "expect", "anticipate", "estimate", "should", "may", "can", "will", "outlook", "project", "appears" or similar expressions. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period ended September 30,		Nine month period ended September 30,
	2010	2009	2010	2009

Interest income	$ 5,519	$ 5,112	$ 16,415	$ 14,912
Interest expense	1,743	1,860	5,477	5,620
Net interest income	3,776	3,252	10,938	9,292
Provision for loan losses	113	240	465	1,077
Noninterest income	1,473	12	3,413	1,652
Noninterest expense	3,904	3,255	10,759	8,773
Income (loss) before provision for income taxes	1,232	(231)	3,127	1,094
Provision for (benefit from) income taxes	271	(221)	641	27
Net income (loss)	961	(10)	2,486	1,067
Accumulated preferred stock dividends and discount accretion	98	98	294	294
Net income (loss) available to common shareholders	$ 863	$ (108)	$ 2,192	$ 773

Basic and diluted net income (loss) per common share	$0.59	($0.08)	$1.52	$0.54
Dividends per common share	$0.14	$0.14	$0.42	$0.60

Return on average assets (1)	0.79%	(0.01%)	0.69%	0.36%
Return on average equity (1)	9.52%	(0.11%)	8.61%	3.95%
Return on average common equity (1)	10.53%	(1.50%)	9.43%	3.62%
Yield on average interest-earning assets	4.90%	5.12%	4.97%	5.43%
Cost of average interest-bearing liabilities	1.90%	2.22%	2.01%	2.48%
Net interest margin	3.40%	3.33%	3.35%	3.45%
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(1) Returns are annualized for the three and nine month periods ended September 30, 2010 and 2009.

CONSOLIDATED FINANCIAL CONDITION DATA:		As of 9/30/2010		As of 12/31/2009

Total assets		$ 477,573		$ 467,526
Cash and equivalents		20,398		38,952
Securities		129,564		105,243
Loans, net		297,854		292,615
Deposits		403,655		385,325
Borrowed funds		30,000		40,000
Common stockholders' equity		33,040		29,516
Stockholders' equity		40,571		37,034

Book value per common share		$22.67		$20.68
Tangible book value per common share		$18.69		$16.32

Net loans to deposits		73.79%		75.94%
Allowance for loan losses to total loans		1.15%		1.08%
Earning assets to total assets		95.94%		95.55%
Stockholders' equity to total assets		8.50%		7.92%
Shares of common stock outstanding		1,457,404		1,431,404
CONTACT:  Emclaire Financial Corp.
          William C. Marsh, Chairman, President and Chief Executive
           Officer
          (724) 867-2018
          wmarsh@farmersnb.com